DigitalOcean Holdings, Inc.
RSU Award Grant Notice
(2021 Equity Incentive Plan)

DigitalOcean Holdings, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified (the “Restricted Stock Units”) and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”), the Restricted Stock Units Vesting Terms and Conditions attached hereto (the “Vesting Terms”) and the Award Agreement attached hereto (the “Agreement”). The Plan and the Agreement are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:    Yancey Spruill
Date of Grant:    July 27, 2021
Number of Restricted Stock Units:    3,000,000
Expiration Date:    Seventh anniversary of Date of Grant

Vesting Schedule:     The Restricted Stock Units shall vest in accordance with the Vesting Terms attached hereto.

Issuance Schedule:    One share of Common Stock will be issued for each Restricted Stock Unit which vests at the time set forth in Section 6 of the Agreement.
Participant Acknowledgments: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan, the Vesting Terms, and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice, the Vesting Terms and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You consent to receive this Grant Notice, the Vesting Terms, the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
•You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) other equity awards previously granted to you, and (ii) any written employment agreement or other written agreement between the Company (or any Affiliate) and you, in each case that specifies the terms that should govern this RSU Award.
•Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
•The RSU Award is subject to forfeiture upon termination of your Continuous Service in accordance with the terms of the Plan (including Section 5(a)(iv) thereof), the Vesting Terms (including Section 2, 3 and 4), and the Agreement (including Sections 3 and 7(j)-(k) thereof).

DigitalOcean Holdings, Inc.    Participant:
By: /s/ Alan Shapiro        /s/ Yancey Spruill
    Signature    Signature
Title: General Counsel         Date: 7/27/2021
Date: 7/27/2021

2

RESTRICTED STOCK UNITS
VESTING TERMS AND CONDITIONS

The number of Restricted Stock Units that vest shall be determined in accordance with the following terms and conditions. Capitalized terms not otherwise defined herein have the meanings set forth in the RSU Award Grant Notice (“Grant Notice”) to which these Restricted Stock Units Vesting Terms and Conditions are attached, the Award Agreement attached to the Grant Notice or the Company’s 2021 Equity Incentive Plan (the “Plan”), as applicable.
1.Performance Period. The “Performance Period” shall begin on the date of grant and shall end on the seventh anniversary of the Date of Grant (such seventh anniversary, the “Scheduled Performance Period End Date”). Notwithstanding the foregoing, in the event of a Corporate Transaction prior to the Scheduled Performance Period End Date, the Performance Period shall be shortened and deemed to end immediately prior to the effective time of the Corporate Transaction.
2.Vesting of Restricted Stock Units; Holding Period. Except as explicitly set forth below, two requirements must be satisfied on or before the Expiration Date in order for Restricted Stock Unit to vest: a time and service-based requirement (the “Service-Based Requirement”) and stock-based performance requirement (the “Stock Price Requirement”), as set forth in more detail below. A Restricted Stock Unit will vest on the first date upon which both the Service-Based Requirement and the Stock Price Requirement are satisfied with respect to that particular Restricted Stock Unit. All Restricted Stock Units that do not vest on or before the Expiration Date will be immediately forfeited to the Company upon expiration at no cost to the Company. Any shares of Common Stock received in connection with the vesting of Restricted Stock Units may not be sold or otherwise transferred or disposed of, directly or indirectly, until the first anniversary of the date on which the related portion of Restricted Stock Units met the Service-Based Requirement (or, if earlier, the date of termination of Participant’s Continuous Service or the date of a Corporate Transaction in which shares of Common Stock are sold); provided that such prohibition on transfer or disposition shall not apply to shares of Common Stock that are transferred or disposed of to pay any Tax Liability (as defined below) incurred in connection with the receipt of such shares.
3.Service-Based Requirement. The Service-Based Requirement shall be met as follows, subject (except as explicitly set forth below), to Participant’s Continuous Service through each such date:

Date	Percentage of Restricted Stock Units
First anniversary of Date of Grant	14%
Second anniversary of Date of Grant	14%
Third anniversary of Date of Grant	14%
Fourth anniversary of Date of Grant	14%
Fifth anniversary of Date of Grant	14%
Sixth anniversary of Date of Grant	15%
Seventh anniversary of Date of Grant	15%

    Notwithstanding any provision of the Plan, for purposes of the Restricted Stock Units, “Continuous Service” will include only service to the Company as Chief Executive Officer, as another C-level executive, or as full-time Executive Chair of the Board. Any other change in Continuous Service will be deemed to be a termination of Continuous Service under Section 6(b) below.

4.Stock Price Requirement. Each tranche of the Restricted Stock Units (as set forth below) will meet its Stock Price Requirement on the date on which the average closing price per share of Common Stock over a consecutive ninety (90) trading day period between the Date of Grant and the Expiration Date first meets or exceeds the applicable stock price target set forth below.

Tranche	Stock Price Target	Number of Eligible Restricted Stock Units
1	$93.50	475,000
2	$140.00	575,000
3	$187.00	650,000
4	$233.50	650,000
5	$280.50	650,000

5.Impact of Corporate Transaction. If, during the Performance Period, a Corporate Transaction occurs, then the Performance Period will be shortened such that the Performance Period will end as of immediately prior to the Corporate Transaction and, to the extent that any of the Stock Price Requirements are achieved based on the value of the per-share consideration received by the Company’s stockholders in connection with the Corporate Transaction (the “Per Share Consideration”) (and, for the avoidance of doubt, in lieu of and without regard to any closing price average otherwise required to meet a Stock Price Requirement), such Stock Price Requirement will be deemed achieved. For purposes of determining which Restricted Stock Units have met the Stock Price Requirement, the measurement will be calculated using linear interpolation above $93.50, such that a partial, pro rata tranche of Restricted Stock Units (other than in the case of the first tranche) will be deemed to have met the Stock Price Requirement to the extent the Per Share Consideration exceeds the Stock Price Requirement for the tranche below but does not meet or exceed the next higher Stock Price Requirement.
6.Impact of Termination of Continuous Service.
a.If Participant’s Continuous Service is terminated by the Company for Cause, or by Participant without Good Reason (each as defined below), (i) any Restricted Stock Units that have not met a Stock Price Requirement will be forfeited as of the date of termination; and (ii) any Restricted Stock Units that have met a Stock Price Requirement but not the Service-Based Requirement will be forfeited as of the date of termination.
b.If Participant’s Continuous Service is terminated by the Company without Cause, or by Participant for Good Reason, in either case other than during the period beginning upon a Corporate Transaction and ending twelve months thereafter (the “Corporate Transaction Period”), (i) any Restricted Stock Units that have not met a Stock Price Requirement will be forfeited (except as set forth below in Section 6(e)); and (ii) any Restricted Stock Units that have met a Stock Price Requirement but not the Service-Based Requirement will continue to vest based on the schedule set forth in Section 3; provided, however, that upon the occurrence of a Corporate Transaction following such termination, the Restricted Stock Units referenced in this Section 6(b)(ii) shall be deemed to have met the Service-Based Requirement as of the Corporate Transaction.

c.If Participant’s Continuous Service is terminated by the Company without Cause, or by Participant for Good Reason, in either case during the Corporate Transaction Period, (i) any Restricted Stock Units that have not met a Stock Price Requirement will be forfeited; and (ii) any Restricted Stock Units that have met a Stock Price Requirement but not the Service-Based Requirement will be deemed to have met the Service-Based Requirement as of the date of termination.
d.If Participant’s Continuous Service is terminated by reason of Participant’s death or Disability, (i) any Restricted Stock Units that have not met a Stock Price Requirement will be forfeited (except as set forth below in Section 6(e)); and (ii) any Restricted Stock Units that have met a Stock Price Requirement but not the Service-Based Requirement will be deemed to have met the Service-Based Requirement as of the date of termination.
e.If, as of the date of termination of Continuous Service (other than a termination set forth in Section 6(a) or 6(c)), the Company’s trailing ninety (90) trading day average stock price (or, if such termination occurs before ninety (90) trading days have elapsed in the Performance Period, the average price over the trading days that have elapsed in the Performance Period) is at least 90% of the next unachieved Stock Price Requirement, and if the next Stock Price Requirement is met in accordance with the terms of the award during the six-month period following such termination (but prior to the Expiration Date), then such next Stock Price Requirement will be deemed met with respect to the related tranche of Restricted Stock Units, and such tranche of Restricted Stock Units will either continue to vest on the schedule set forth in Section 3 (in the case of a termination arising under Section 6(b) above) or will vest upon such Stock Price Requirement having been met (in the case of a termination arising under Section 6(d) above).
7.Definitions.
a.“Cause” shall mean: (a) Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) Participant’s material breach of any agreement between Participant and the Company, which causes material harm to the Company; (c) Participant’s conviction or, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state or a similar violation outside the United States; (d) Participant’s gross negligence or willful misconduct in connection with Participant’s conduct as an employee of the Company, which causes material harm to the Company; (e) Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Board; or (f) Participant’s failure to cooperate in good faith (as reasonably determined by the Board) with a governmental or internal investigation of the Company or its directors, office, or employees, if the Company has reasonably requested Participant’s cooperation.
b.“Good Reason” shall have the meaning set forth in the employment agreement between the Company and Participant as in effect on the Date of Grant.

DigitalOcean Holdings, Inc.
2021 Equity Incentive Plan
Award Agreement (RSU Award)

As reflected by your RSU Award Grant Notice (the “Grant Notice”), DigitalOcean Holdings, Inc. (the “Company”) has granted you a RSU Award under its 2021 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in the Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement (the “Agreement”), the Grant Notice and the Restricted Stock Units Vesting Terms and Conditions attached to the Grant Notice constitute your “RSU Award Agreement”. Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Grant of the RSU Award. This RSU Award represents your right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.
3.Vesting; Forfeiture upon termination of Continuous Service. Your Restricted Stock Units will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, subject to the provisions contained herein and the terms of the Plan. Except as set forth in the Grant Notice, vesting will cease upon the termination of your Continuous Service. Except as otherwise provided in this RSU Award Agreement or the Grant Notice, any of your Restricted Stock Units that have not vested as of the time your Continuous Service terminates will be automatically forfeited without cost to the Company or any Affiliate, and you will have no further right, title or interest in such Restricted Stock Units, the shares of Common Stock issuable pursuant to such Restricted Stock Units, or any consideration in respect of such Restricted Stock Units.
4.Dividends. To the extent any dividend is paid with respect to the Common Stock prior to the issuance of the shares of Common Stock subject to your Restricted Stock Units, you shall be credited with a dividend equivalent in an equivalent amount, which dividend equivalent shall be subject to the same terms and conditions, including vesting, forfeiture and time of settlement, as the Restricted Stock Units to which they relate. Any shares of Common Stock that are delivered to you in connection with your RSU Award shall be entitled to dividends paid with respect to the Common Stock after such shares have been delivered to you.
5.Withholding Obligations.
(a)Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other taxrelated items associated with the grant or vesting of the RSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this RSU Award, including, but not limited to, the grant or vesting of the RSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from the application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable)

harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(c)The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the RSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.
(d)You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award.
6.Date of Issuance.
(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with U.S. Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each vested Restricted Stock Unit on the applicable vesting date. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and
(ii)either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
7.Nature of Grant. In accepting the RSU Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, other equity awards or benefits in lieu of equity awards, even if equity awards have been granted in the past;
(c)all decisions with respect to future RSU Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the RSU Award grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Service Recipient or any Affiliate;
(e)you are voluntarily participating in the Plan;
(f)the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(h)the future value of the shares of Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;
(i)if the RSU Award vests and you are issued shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value following the date the shares are issued; even below the fair market value on the date the RSU Award is granted to you;

(j)for purposes of the RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this RSU Award Agreement or determined by the Company, your right to vest in the RSU Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a leave of absence);
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Award resulting from your termination of Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, or the terms of your employment agreement, if any), and in consideration of the grant of this RSU Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Service Recipient or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Service Recipient and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(l)unless otherwise agreed with the Company in writing, the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company or any Affiliate; and
(m)neither the Company, nor the Service Recipient nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU Award or the subsequent sale of any shares of Common Stock acquired upon settlement of the RSU Award.
8.Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
9.Corporate Transaction. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
10.No Liability for Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax and/or social insurance liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax and social insurance consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.
11.Severability. If any part of this RSU Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this RSU Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this RSU Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
12.Waiver.  You acknowledge that a waiver by the Company of a breach of any provision of this RSU Award Agreement shall not operate or be construed as a waiver of any other provision of this RSU Award Agreement, or of any subsequent breach of this RSU Award Agreement.
13.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.Data Privacy.
(a)By signing the Grant Notice or otherwise accepting this RSU Award Agreement in accordance with the Company’s acceptance procedures, you explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Service Recipient, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and the Service Recipient hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required, to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of your RSU Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

(b)For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.
15.Language.  You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this RSU Award Agreement. If you have received this RSU Award Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
16.Governing Law/Venue.  This RSU Award Agreement and any controversy arising out of or relating to this RSU Award Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceeding brought to enforce this RSU Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this grant is made and/or to be performed.
17.Insider Trading Restrictions / Market Abuse Law.  You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States and the designated broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., this RSU Award) or rights linked to the value of the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Trading Policy, or any other applicable insider trading policy then in effect.
18.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.

20.Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of certain U.S. and non-U.S. tax consequences, please see the Prospectus.
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